UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2015

Regional Management Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35477	57-0847115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 West Butler Road

Greenville, South Carolina 29607

(Address of principal executive offices) (zip code)

(864) 422-8011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On April 2, 2015, Regional Management Corp. (the “Company”) and DHI Computing Service, Inc. d/b/a GOLDPoint Systems (“GPS”) entered into a Termination Agreement and Mutual Release (the “Termination Agreement”). The Termination Agreement provides for the payment of $376,500 by GPS to the Company and the termination of that certain On-Line Computer Service Agreement (the “Service Agreement”), dated October 25, 2013, between the Company and GPS, pursuant to which GPS was (i) to provide to the Company a limited, non-exclusive, and non-assignable license to use certain data processing software in connection with the Company’s loan origination, loan servicing, and accounting and finance functions, and (ii) to deliver to the Company certain data processing and related services. The Company had not yet begun to utilize the software and services described in the Service Agreement in the ordinary course of the Company’s business. Pursuant to the Termination Agreement, the Service Agreement is terminated and neither party shall have any further right, liability, duty, or obligation under the Service Agreement.

The Company incurred approximately $620,000 in expenses in the first quarter of 2015 associated with its performance under and termination of the Service Agreement. The Company does not believe that the termination of the Service Agreement will have a material effect on its operations, and it plans to continue to use its currently-installed loan management system in the near-term. The Company now intends to reevaluate loan management system capabilities available in today’s market.

The foregoing description of the Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Termination Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.02.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Termination Agreement and Mutual Release, dated April 2, 2015, by and between DHI Computing Service, Inc. d/b/a GOLDPoint Systems and Regional Management Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regional Management Corp.

Date: April 6, 2015	By:	/s/ Donald E. Thomas
Donald E. Thomas
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Termination Agreement and Mutual Release, dated April 2, 2015, by and between DHI Computing Service, Inc. d/b/a GOLDPoint Systems and Regional Management Corp.